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                                                                      EXHIBIT 12
PEDIATRIC SERVICES OF AMERICA, INC.
EARNINGS TO FIXED CHARGE COVERAGE CALCULATION
AS OF DECEMBER 31, 1997

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                                                                              As Adjusted                   As Adjusted  As Adjusted
                                       FYE     FYE      FYE     FYE      FYE      FYE      Qtrly     Qtrly     Qtrly        LTM
                                      1993    1994     1995    1996     1997     1997    12/31/96  12/31/97   12/31/97    12/31/97
                                     ---------------------------------------------------------------------- ------------------------
Ratio of earnings to fixed charges:
Fixed Charges:
  Interest Expense                     872   1,074   1,643    1,778    3,534    7,800       575     1,466      1,991       7,841
  Amortization of Debt Issuance         92       0      27       49      116      116        19        45         45         142
  Est Int Component of Rent Exp         98     160     216      278      295      295        74        56         56         277
                                    ------  ------  ------   ------   ------   ------     -----    ------     ------      ------
    Total fixed charges              1,062   1,234   1,886    2,105    3,945    8,211       668     1,567      2,092       8,260
                                    ======  ======  ======   ======   ======   ======     =====    ======     ======      ======
Earnings:
  Operating Income                   2,845   5,209   8,658   10,166   15,467   15,467     3,309     5,019      5,019      17,177
  Less Interest Expense               (872) (1,074) (1,643)  (1,778)  (3,534)  (7,800)     (575)   (1,466)    (1,991)     (7,841)
  Plus Fixed Charges                 1,062   1,234   1,886    2,105    3,945    8,211       668     1,567      2,092       8,260
                                    ------  ------  ------   ------   ------   ------     -----    ------     ------      ------
    Total earnings                   3,035   5,369   8,901   10,493   15,878   15,878     3,402     5,120      5,120      17,596
                                    ======  ======  ======   ======   ======   ======     =====    ======     ======      ======

FIXED CHARGE COVERAGE RATIO           2.86    4.35    4.72     4.98     4.03     1.93      5.09      3.27       2.45        2.13
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